Exhibit 10.4

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT, dated as of January 20, 2004 (the “Agreement”), is by and among Particle Drilling, Inc., a Texas corporation (“Newco”), ProDril Partners L.L.C., a Texas limited liability company (“Parent”), ProDril Services International Limited, a Texas limited partnership (“PSIL”), Mr. Harry B. Curlett (“Principal”), an individual, CCORE Technology and Licensing, Ltd, a Texas limited partnership (“CCORE”) and Curlett Family Limited Partnership, Ltd., a Wyoming limited partnership (“CFLP”).

W I T N E S S E T H:

WHEREAS, the parties hereto have previously entered into that certain Acquisition Agreement dated September 10, 2003 (the “Original Acquisition Agreement”);

WHEREAS, pursuant to the Original Acquisition Agreement, it was contemplated that Newco would acquire substantially all of the assets of PSIL for the consideration set forth therein;

WHEREAS, the Original Acquisition Agreement was terminated pursuant to its terms;

WHEREAS, the parties hereto desire to enter into this Agreement in order to consummate the transactions contemplated pursuant to the Original Acquisition Agreement;

WHEREAS, CFLP has licensed certain technology (the “CFLP Technology”) to CCORE pursuant to that certain Patent and Technology License Agreement dated March 1, 2000;

WHEREAS, CCORE has licensed to PSIL certain of its technology, and has sublicensed to PSIL the CFLP Technology, pursuant to that certain Patent and Technology License Agreement dated November 17, 1998 (as amended, the “CCORE License”);

WHEREAS, it has been proposed that the CCORE License be terminated and that a new license be entered into with Newco;

WHEREAS, Parent owns 100% of the stock of Newco;

WHEREAS, the Principal owns a partnership interest in PSIL, and thus would derive a substantial benefit from the consummation of the transactions contemplated herein;

WHEREAS, it has been proposed that Parent and other investors capitalize Newco as set forth herein;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE TRANSACTIONS

Section 1.1.  Sale by PSIL.  Upon the terms and subject to the conditions set forth herein, at the Closing (as hereinafter defined) PSIL will sell, transfer, assign, and convey to Newco good title in and to (a) the assets listed on Exhibit A (the “Assets”), free and clear of any lien, lease, or encumbrance, and (b) the tradename “ProDril Services” and any derivatives thereof, free and clear of any lien, lease, or encumbrance, pursuant to an assignment and assumption agreement in the form reasonably required by Newco.

Section 1.2.  The Licenses.  At or prior to the Closing, PSIL and CCORE shall terminate the CCORE License pursuant to a termination agreement in the form reasonably required by Newco (the “Termination Agreement”) and CCORE, CFLP, PSIL, ProDril Services Incorporated, and the Principal shall enter into (i) a license agreement with Newco in the form of Exhibit B (the “New License Agreement”), and (ii) an Assignment and Assumption Agreement in the form of Exhibit C (the “Assignment”).

Section 1.3.  The Sales Price.  At the Closing, as consideration for the sale and transfer of the Assets and the execution of the Termination Agreement, Newco will (a) execute and deliver to PSIL the royalty agreement set forth as Exhibit D (the “Royalty Agreement”), and (b) assume the payables and other liabilities of PSIL specifically listed on Exhibit E (the “Assumed Liabilities”), pursuant to an assignment and assumption agreement in the form reasonably required by Newco.  Except for the assumption of the Assumed Liabilities at the Closing as provided pursuant to this Section, neither Newco nor Parent shall assume or be deemed to have assumed any debts or obligations of PSIL.

Section 1.4.  Agreement Not To Compete.  At the Closing, the Principal and PSIL shall execute and deliver to Newco an Agreement Not To Compete in the form of Exhibit F.

Section 1.5.  Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Newco in Houston, Texas as promptly as practicable (but in any event within two business days) following the date on which the last of the conditions set forth in Article VII is fulfilled or waived, or at such other time and place as Newco and PSIL shall agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”  At the Closing, each of the parties hereto shall take such actions required to be taken by it pursuant to the terms hereof at or before Closing.  The Transactions will be effective as of 12:01 am on the Closing Date (the “Effective Time”).

Section 1.6.  Taking of Necessary Action; Further Action.  Each of Parent, PSIL and the Principal will take all such reasonable and lawful action as may be necessary or appropriate either before, at, or after the Closing in order to effectuate the transactions described in this Article (the “Transactions”) in accordance with this Agreement and as necessary or desirable to carry out the purposes of this Agreement and to vest Newco with full right, title and possession to the Assets and all rights intended to be conveyed by the New License Agreement or the

Assignment.  Specifically, but not by way of limitation, PSIL shall deliver to Newco all files, data, records and other information set forth in tangible form (whether written or electronic) which relates to the technology subject to the New License Agreement or the Assignment.

Section 1.7.  The Original Acquisition Agreement.  The parties acknowledge and ratify the termination of the Original Acquisition Agreement, and hereby release each other from any liability or obligation pursuant to or relating to the Original Acquisition Agreement, including but not limited to the circumstances surrounding the termination thereof.

ARTICLE II

REPRESENTATIONS AND

WARRANTIES OF PARENT AND NEWCO

Parent and Newco each represent and warrant to PSIL as follows:

Section 2.1.  Organization and Qualification.  Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and each of them has the requisite power and authority to own, lease and operate its respective assets and properties and to carry on its respective businesses as they are now being conducted.

Section 2.2.  Authority; Non-Contravention; Approvals.

(a)           Parent and Newco each have full limited liability company and corporate (as the case may be) power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby. This Agreement has been approved by the Managers of Parent and the Board of Director of Newco, and no other limited liability company or corporate proceedings on the part of Parent or Newco are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Newco of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Newco, and, assuming the due authorization, execution and delivery hereof by Principal, PSIL, CCORE, and CFLP, constitutes a valid and legally binding agreement of each of Parent and Newco enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b)           The execution and delivery of this Agreement by each of Parent and Newco and the consummation by each of Parent and Newco of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or the Newco under any of the terms, conditions or provisions of (i) the respective charters or bylaws of Parent or the Newco, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or the Newco or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or Newco is now a party or by which Parent or Newco or any of their respective properties or assets may be bound or affected.

(c)           No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Newco or the consummation by Parent or Newco of the transactions contemplated hereby.

Section 2.3.  Brokers and Finders.  Parent or Newco have not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Parent or Newco to pay any finder’s fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. There is no claim for payment by Parent or Newco of any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

Section 2.4.  Financials of Newco.  The pro forma balance sheet as of June 30, 2003 of Newco has been prepared in accordance with generally accepted accounting principles, consistently applied (except for the absence of footnote disclosures and for the absence of normal year-end audit adjustments which are not material in the aggregate) and fairly present the financial condition and result of operations of Newco.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PSIL AND THE SHAREHOLDER

PSIL and the Principal jointly and severally represent and warrant to Parent and Newco that:

Section 3.1.  Organization and Qualification.  PSIL is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite partnership power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  PSIL is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary. True, accurate and complete copies of PSIL’s partnership agreement, as amended, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Newco.

Section 3.2.  Subsidiaries.  PSIL does not own, any stock or other ownership interests in any other entity.

Section 3.3.  Authority; Non-Contravention; Approvals.

(a)           PSIL has full partnership power and authority to execute and deliver this Agreement and, to consummate the transactions contemplated hereby.  This Agreement has been approved by the general partner of PSIL, and other than the approval of the partners of PSIL no other partnership proceedings on the part of PSIL are necessary to authorize the execution and delivery of this Agreement or the consummation by PSIL of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by PSIL and the Principal, and, assuming the due authorization, execution and delivery hereof by Parent and Newco, constitutes a valid and legally binding agreement of PSIL and Principal, enforceable against PSIL and Principal in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) general equitable principles.  PSIL stipulates that it has not been subject to undue pressure or coercion in connection with the negotiation or execution of this Agreement.

(b)           Except as set forth in the Disclosure Schedule, the execution and delivery of this Agreement by PSIL and the Principal and the consummation by PSIL and the Principal of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of PSIL under any of the terms, conditions or provisions of (i) the partnership agreement of PSIL, (ii) to the Knowledge of PSIL, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to any of PSIL or any of its properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, or any Operating Agreement (as defined in Section 5.23) to which PSIL is now a party or by which PSIL or its properties or assets may be bound or affected.

(c)           No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by PSIL or the consummation by PSIL of the transactions contemplated hereby.

Section 3.4.  Financial Statements.  PSIL has furnished Parent and Newco with a balance sheet, income statement and statement of cash flow of PSIL as of August 31, 2003, (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied, and are accurate and complete (except for the absence of footnote disclosures and for the absence of normal year-end audit adjustments which are not material in the aggregate) and fairly present the financial condition and result of operations of PSIL.  The fiscal 2003 budget and capital budget with respect to PSIL previously furnished by PSIL to Parent (a) are true and complete copies of PSIL’s most recent internal budgets for fiscal 2003 and (b) were prepared by management of PSIL in good faith and on a reasonable basis.  The Disclosure Schedule lists all intercompany transactions between or among PSIL, CFLP, CCORE and/or the Principal since January 1, 2003.

Section 3.5.  Absence of Undisclosed Liabilities.  Except as disclosed in the disclosure schedule delivered by PSIL to Newco (the “Disclosure Schedule”), PSIL has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities or obligations (a) which are provided for in the Financial Statements or reflected in the notes thereto, or (b) liabilities or obligations under this Agreement.

Section 3.6.  Absence of Certain Changes or Events.  Except as disclosed in the Disclosure Schedule, since December 31, 2002, to the Knowledge of PSIL, the business of PSIL has been conducted in the ordinary course of business consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts which has had, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.  Specifically, but not by way of limitation, since December 31, 2002 PSIL has not engaged in any of the actions described in Section 5.1.  “Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that is or could reasonably be anticipated to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations, properties (including intangible properties) or business prospects of PSIL, as applicable, taken as a whole, which is not reflected in the August 31, 2003 Financial Statements of PSIL.  “Knowledge” means the actual knowledge of PSIL after reasonable inquiry of officers of PSIL.

Section 3.7.  Tangible Assets.  PSIL does not own any real property.  PSIL leases the real property described in the Disclosure Schedule.  The Disclosure Schedule sets forth a list describing all trucks, automobiles, trailers, other titled vehicles, machinery, equipment, furniture, supplies, tools, and other tangible personal property (“Personal Property”) owned by PSIL (the “Owned Assets”).  The Disclosure Schedule also sets forth a description of all real property or personal property leased by PSIL or which is otherwise used by PSIL but which is not owned by PSIL (the “Leased Assets”).  Except as indicated in the Disclosure Schedule, the Owned Assets and the Leased Assets constitute all of the tangible property necessary for the conduct by PSIL of its business as now conducted.  PSIL has good and indefeasible title to all of the Owned Assets free and clear of all mortgages, liens, pledges, charges, or encumbrance of any nature whatsoever, except as indicated on the Disclosure Schedule.  All of the Owned Assets and the Leased Assets are in good, serviceable condition and fit for the particular purposes for which they are used in the business of PSIL, subject only to normal maintenance requirements and wear and tear reasonably expected in the ordinary course of business.

Section 3.8.  Intellectual Property.  Subject to the terms of the CCORE License:

(a)           The Disclosure Schedule sets forth all of the following that are owned, licensed, or used by PSIL (collectively, the “Intellectual Property Rights”): (i) patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”), (ii) all know-how, trade secrets, confidential and proprietary information, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”), and (iii) trademarks, service marks, and trade names, and copyrights.

(b)           PSIL has the right to freely use the Intellectual Property Rights and, except as indicated on the Disclosure Schedule, owns the Intellectual Property Rights, free of any lien or encumbrance.  The Disclosure Schedule describes any obligation of PSIL to pay royalties or other compensation to third parties in exchange for the right to use any of the Intellectual Property Rights.  Other than as provided in the Loan Technology Assignment, PSIL has not assigned, hypothecated or otherwise encumbered any of the Intellectual Property Rights.

(c)           PSIL may freely assign or transfer all licenses that it has with third parties with respect to the Intellectual Property Rights.

(d)           Except as indicated in the Disclosure Schedule, PSIL has no knowledge of any infringement by any other person of any of the Intellectual Property Rights, and PSIL has not entered into any agreement to indemnify any other party against any charge of infringement of any of the Intellectual Property Rights.  To the Knowledge of PSIL, PSIL has not and does not violate or infringe any intellectual property right of any other person, and PSIL has not received any communication alleging that it violates or infringes the intellectual property rights of any other person.  PSIL has not been sued for infringing any intellectual property right of another person.

(e)           All of the issued Patents relating to the dualjet technology are currently in compliance with formal legal requirements (including payment of filing,

examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.  No such Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding.  To the Knowledge of PSIL, there is no patent or patent application of any Third Party which potentially interferes with any such Patent.  To the Knowledge of PSIL, no such Patent is infringed or has been challenged or threatened in any way.

(f)            With respect to each Trade Secret, the documentation, if any, relating to such Trade Secret is current and accurate.  PSIL has taken all reasonable precautions to protect the secrecy, confidentiality, and value of all Trade Secret (including the enforcement by PSIL of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in the standard form of PSIL and all current and former employees and contractors of PSIL have executed such an agreement).  To PSIL’s Knowledge, PSIL has good title and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of PSIL, have not been used, divulged, or appropriated either for the benefit of any person (other than PSIL) or to the detriment of PSIL.  To the Knowledge of PSIL, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other person.

Section 3.9.  Employee Benefits.  The Disclosure Schedule contains a complete list of “employee welfare plans” (as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) currently maintained by PSIL or any person or trade or business under common control with PSIL, or in which active or former employees of PSIL (collectively, the “Affected Employees”) currently participate (which plans are hereinafter referred to as “Welfare Plans”).  The Disclosure Schedule also contains a complete list of “employee pension benefit plans” as that term is defined in Section 3(2) of ERISA maintained by PSIL or any person or trade or business under common control with PSIL, or in which any such entity currently contributes or is required to contribute or in which Affected Employees currently participate (which plans are hereinafter referred to as “Pension Plans”).  Neither PSIL nor any of the Affected Employees participate or have ever participated in any “multiemployer plan” (as that term is defined in Section 3(37) of ERISA).  The Welfare Plans and Pension Plans, and any other plans of the type described in the first two sentences of this Section previously applicable at any time to PSIL, are collectively referred to as “Company Plans”.  PSIL Plan is or was in compliance with the provisions of all applicable laws, rules and regulations, including, without limitation, ERISA and the Code.  None of the Pension Plans has incurred any “accumulated funding deficiency” (as defined in Section 412(a) of the Code).  PSIL has not incurred any liability to the Pension Benefit Guaranty Corporation under Section 4062, 4063 or 4064 of ERISA, or any withdrawal liability under Title IV of ERISA with respect to any multiemployer plan.  The Disclosure Schedule describes all bonuses and other compensation which will be payable to any of the employees of PSIL as a result of the consummation of the Transactions, and any obligation to pay severance payments.

Section 3.10.  Litigation.  Except as described in the Disclosure Schedule, there are no claims, suits, actions, or proceedings (a “Proceeding”) pending or, to the Knowledge of PSIL, threatened against or relating to PSIL, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, including but not limited to any Proceeding relating to a claim or allegation that there has been any violation of applicable federal or state securities laws (“Securities Law”). Except as described in the Disclosure Schedule, PSIL is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.  The Disclosure Schedule sets forth a complete description of any prior Proceeding relating to PSIL that has been settled, dismissed, or otherwise terminated.

Section 3.11.  No Violation of Law.  Except as indicated in the Disclosure Schedule, PSIL is not in violation of and has not been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Securities Law or Environmental Law) of any governmental or regulatory body or authority.  Except as disclosed in the Disclosure Schedule, as of the date of this Agreement, no investigation or review by any governmental or regulatory body or authority with respect to PSIL is pending or to the Knowledge of PSIL contemplated or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. PSIL has all permits (including without limitation Environmental Permits (as defined in Section 3.15)), licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the “Company Permits”). PSIL is not in violation of the terms of any Company Permit.

Section 3.12.  Insurance Policies.  The Disclosure Schedule sets forth a true and accurate list and summary of current insurance coverage or information concerning any self insurance program with respect to PSIL.  Except as indicated in the Disclosure Schedule, insurance policies providing such coverage will be outstanding and in full force and effect through the Closing Date.  Except as indicated in the Disclosure Schedule, PSIL has not received notice from any current insurance carrier of the intention of such carrier (a) to discontinue any material insurance coverage afforded to PSIL; or (b) to materially increase the premium costs of such insurance.  The types of insurance policies maintained by PSIL and the coverage afforded by such policies with respect to the operations of PSIL are, in the opinion of PSIL, reasonable in light of the nature of the businesses conducted and the risks associated with such businesses.  No application by PSIL for insurance or any bond has been denied for any reason.

Section 3.13.  Taxes.  All returns and reports, including, without limitation, information and withholding returns and reports (“Tax Returns”), of or relating to any foreign, federal, state or local tax, assessment or other governmental charge (“Taxes”) that are required to be filed on or before the Closing by or with respect to PSIL has been or will be duly and timely filed.  All such tax returns were correct and complete in all respects and all Taxes, including interest and penalties, owed by PSIL (as shown on such Tax Returns) have been paid.  PSIL has not agreed to extend the statute of limitations for the collection of any Taxes.  There is no unpaid pending claim against PSIL with respect to any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to PSIL.  The total amounts set up as liabilities for current and deferred Taxes in the Financial Statements have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all Taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of PSIL through the periods covered thereby or the current life or use of their respective assets.  PSIL has (and as of the Closing Date will have) made all deposits (including estimated tax payments for taxable years for which the consolidated federal income tax return is not yet due) required with respect to Taxes.  No waiver or extension of any statute of limitation as to any federal, local or foreign Tax matter has been given by or requested from PSIL.

Section 3.14.  Labor Matters.  The Disclosure Schedule sets forth a list of the employees of PSIL, or the employees of affiliated entities whose services are utilized by PSIL, and indicates the compensation paid or payable to such employees with respect to the calendar year of 2003.  Except as set forth in the Disclosure Schedule, (a) there are no material controversies pending or, to the Knowledge of PSIL, threatened between PSIL or any of its affiliates on the one hand and any of its employees on the other, and (b) neither PSIL nor any of its affiliates is a party to a collective bargaining agreement of other labor union contract applicable to any such employees, nor does PSIL have any Knowledge of any activities or proceedings of any labor union to organize any such employees.

Section 3.15.  Environmental Matters.  Except as set forth in the Disclosure Schedule:

(a)                                  no notice, demand, request for information, citation, summons or order has been received, no complaint has been served, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of PSIL, is threatened by any governmental entity or other person with respect to PSIL relating to or arising out of any Environmental Law (as defined below);

(b)                                 To the Knowledge of PSIL, PSIL is and has been in compliance with all Environmental Laws and Environmental Permits (as defined below); and

(c)                                  there are no liabilities of or relating to PSIL of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

For purposes of this Section, “PSIL” shall include any entity which is, in whole or in part, a predecessor of PSIL.  For purposes of this Agreement, (i) “Environmental Laws” means any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority (as defined below) pertaining to health or the environment currently in effect in any and all jurisdictions in which PSIL owns property or conducts business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and all other environmental conservation or protection laws, (ii) the term “Governmental Authority” includes the United States of America, as well as any other foreign jurisdiction or state, county, city and political subdivisions in which PSIL owns property or conducts business, and any agency, department, commission, board, bureau or instrumentality of any of them that exercises jurisdiction over PSIL, and (iii) “Environmental Permits” means all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notices of intent, and exemptions necessary for the ownership, use and/or operation of any facility or operation of PSIL to comply with requirements of Environmental Laws.

Section 3.16.  Material Contracts. The Disclosure Schedule lists all agreements, leases, commitments, contracts, undertakings or understandings to which PSIL is a party, including but not limited to service agreements, manufacturing agreements, purchase or sale agreements, supply agreements, distribution or distributor agreements, real estate leases, purchase orders, customer orders and equipment rental agreements (the “Operating Agreements”).  Each Operating Agreement is a valid, binding and enforceable agreement of PSIL and, to the Knowledge of PSIL, the other parties thereto.  Except as indicated in the Disclosure Schedule, there has not occurred any breach or default under any Operating Agreement on the part of PSIL or, to the Knowledge of PSIL, any other parties thereto.  Except as indicated in the Disclosure Schedule, no event has occurred which with the giving of notice or the lapse of time, or both, would constitute a default under any Operating Agreement on the part of PSIL, or, to the Knowledge of PSIL, any of the other parties thereto.  There is no dispute between the parties to any Operating Agreement as to the interpretation thereof or as to whether any party is in breach or default thereunder, and no party to any Operating Agreement has indicated its intention to, or suggested it may evaluate whether to, terminate any Operating Agreement.

Section 3.17.  Brokers and Finders.  PSIL has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Parent, Newco, PSIL or the Principal to pay any finder’s fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby.  There is no claim for payment by PSIL of any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

Section 3.18.  Purchase for Own Account.  The rights under the Royalty Agreement to be acquired by PSIL pursuant to the terms hereof (the “Rights”) are being or will be acquired by PSIL for its own account and with no intention of distributing or reselling the Rights or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of PSIL at all times to sell or otherwise dispose of all or any part of the Rights under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act.  PSIL represents that it is experienced in evaluating companies such as Newco and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to suffer the total loss of his investment.  PSIL further represent that they have had the opportunity to ask questions of and receive answers from executive officers of Newco concerning the terms and conditions of the offering of Rights and to obtain additional information to the satisfaction of PSIL.  PSIL understands that the Rights will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of Newco on such exemption is predicated in part on the representations of PSIL set forth herein.

Section 3.19.  Solvency.

(a)           PSIL will not be insolvent immediately after the Closing.  As used in this Section, “insolvent” means that the sum the debts and other probable liabilities of PSIL exceed the present fair saleable value of the assets of PSIL.

(b)           Immediately after giving effect to the consummation of the Transactions, PSIL’s only significant asset will be its rights under the Royalty Agreement and PSIL will have no Known liabilities, other than liabilities to persons or entities that have agreed in writing to defer payment until funds are available under the Royalty Agreement or otherwise.  Accordingly, immediately after giving effect to the consummation of the Transactions,  (i) PSIL will be able to pay its Known liabilities as they become due in the usual course of its business, (ii) PSIL will not have unreasonably small capital with which to conduct its present or proposed business (as it does not propose to engage in active business operations after Closing), and (iii) taking into account all pending and threatened litigation Known to PSIL, final judgments against PSIL in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, PSIL will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all Known liabilities of PSIL.  The cash available to PSIL, after taking into account all other anticipated uses of the cash, will be sufficient to pay promptly in accordance with their terms all Known liabilities.  For purposes of this Section 3.19, the term “Known liabilities” shall mean debts and judgments of PSIL which (i) are now due and payable, (ii) will become due and payable after Closing with respect to which PSIL has incurred a contractual obligation as of Closing, or (iii) PSIL anticipates it will incur in the near term after Closing, including but not limited to amounts arising from pending and threatened litigation of PSIL.

Section 3.20.  Disclosure.  No representation or warranty of PSIL or the Principal set forth hereunder or in the schedules attached hereto or in any certificate delivered pursuant to Section 7.3(a) contains any untrue statement of the material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF CFLP AND CCORE

CCORE and CFLP, jointly and severally, represent and warrant to Newco and Parent as follows:

Section 4.1.  Organization and Qualification.  CCORE is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  CFLP is a limited partnership duly organized, validly existing and in good standing under the laws of Wyoming and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

Section 4.2.  Authority; Non-Contravention; Approvals.

(a)                                  CCORE and CFLP each has full partnership power and authority as the case may be to execute and deliver this Agreement and, to consummate the transactions.  This Agreement has been approved by the sole general partner of each of CCORE and CFLP and no other partnership proceedings on the part of CCORE and CFLP are necessary to authorize the execution and delivery of this Agreement or the consummation by CCORE and CFLP of the transactions contemplated hereby. This Agreement has been duly executed and delivered by CCORE and CFLP, and, assuming the due authorization, execution and delivery hereof by Parent, Newco, PSIL, and the Principal, constitutes a valid and legally binding agreement of CCORE and CFLP, enforceable against CCORE and CFLP in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) general equitable principles.

(b)                                 Subject to the terms of the CCORE License, the execution and delivery of this Agreement by CCORE and CFLP and the consummation by CCORE and CFLP of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of CCORE and CFLP under any of the terms, conditions or provisions of (i) the limited partnership agreements of CCORE and CFLP, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to CCORE and CFLP or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit or concession to which either CCORE and CFLP is now a party or by which CCORE or CFLP or any of their respective properties or assets may be bound or affected.

(c)                                  No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by CCORE or CFLP or the consummation by CCORE or CFLP of the transactions contemplated hereby.

Section 4.3.  Litigation.  There are no Proceedings pending or, to the Knowledge of CCORE or CFLP, threatened against or relating to either of CCORE and CFLP before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, including but not limited to any Proceeding relating to a claim or allegation that there has been any violation of Securities Law.  Neither of CCORE and CFLP is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.  The Disclosure Schedule sets forth a complete description of any prior Proceeding relating to CCORE and CFLP that has been settled, dismissed, or otherwise terminated.

Section 4.4.  No Violation of Law.  Neither CCORE nor CFLP is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Securities Law or Environmental Law) of any governmental or regulatory body or authority.  No investigation or review by any governmental or regulatory body or authority with respect to CCORE or CFLP is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. CCORE and CFLP have all permits (including without limitation Environmental Permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted. CCORE and CFLP are not in violation of the terms of any such permits.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE TRANSACTIONS

Section 5.1.  Conduct of Business of PSIL.  Prior to the Effective Time, PSIL shall operate its business in, and only in, the usual, regular and ordinary course of business in substantially the same manner as operated on the date of this Agreement.  Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, PSIL will not:

(a)                                  Amend its charter or bylaws;

(b)                                 Merge or consolidate with or agree to merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, or otherwise acquire any corporation, partnership, association or other business organization or division thereof;

(c)                                  Sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets;

(d)                                 Make or declare a dividend or other distribution to any of its partners, or redeem any of its partnership interests;

(e)                                  Issue any partnership interests or any rights to acquire any partnership interests;

(f)                                    Enter into any contract relating to the Intellectual Property Rights;

(g)                                 Adopt, amend or terminate any Company Plan;

(h)                                 Amend or terminate any Operating Agreement;

(i)                                     Enter into any transaction or agreement with the Principal, CCORE, or CFLP, other than as contemplated pursuant to the Transactions;

(j)                                     Enter into or modify any employment or severance agreement with any director, officer, or employee, or agree to increase the compensation of any officer, director or employee;

(k)                                  Make any capital expenditure; or

(l)                                     Incur any indebtedness other than the Loan.  As used in the preceding sentence, the term “indebtedness” does not include liability to vendors incurred in the ordinary course of PSIL’s business.

Section 5.2.  Agreement of the Principal.  The Principal will not, prior to the Effective Time, (a) take any action which would cause PSIL to violate the terms of Section 5.1, or (b) transfer any partnership interests of PSIL.

Section 5.3.  Business Organization.  Prior to the Effective Time, PSIL and Principal shall use their commercially reasonable best efforts to (a) preserve intact the business organization of PSIL, (b) keep available the services of the officers and employees of PSIL, (c) preserve the good will of PSIL, (d) maintain and keep the properties and assets of PSIL in as good a repair and condition as presently exists, (e) maintain the rights of PSIL with respect to the Intellectual Property Rights, and (f) maintain in full force and effect the insurance coverage of PSIL.  If PSIL does not have the financial resources to take any specific action required pursuant to this Section, PSIL shall notify Newco in writing of such fact and shall request in writing an advance pursuant to the Loan in order to fund the taking of such action.  Newco, may, in its absolute discretion, make or decline to make the requested advance.

Section 5.4.  Acquisition Transactions.

(a)           After the date hereof and prior to the Closing or earlier termination of this Agreement, neither PSIL nor the Principal will initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and PSIL or the Principal shall, and shall cause any officer, director or employee of any of PSIL, or any attorney, accountant, investment banker, financial advisor or other agent retained by any of them to, not initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business or properties of PSIL, any partnership interests of PSIL, or any portion of the Intellectual Property Rights, whether by merger, purchase of assets, license, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (an “Acquisition Transaction”).

(b)           Notwithstanding the provisions of paragraph (a) above, PSIL may, in response to an unsolicited written proposal with respect to an Acquisition Transaction (“Acquisition Proposal”), furnish (subject to the execution of a confidentiality agreement substantially similar to the confidentiality provisions of the Confidentiality Agreement executed by Parent in connection herewith for the benefit of PSIL (the “Company Confidentiality Agreement”)) confidential or non-public information concerning its business, properties or assets to any corporation, partnership, person or other entity or group (a “Potential Acquiror”) and negotiate with such Potential Acquiror if based upon advice of its outside legal counsel and financial advisors, the general partner of PSIL, determines in good faith that such action to provide such confidential or non-public information to such Potential Acquiror is necessary for the general partner of PSIL, to act in a manner which is consistent with its fiduciary duties to its partners; provided, however, that PSIL is prohibited from providing to a Potential

Acquiror any confidential or non-public information not previously furnished to Parent.  It is understood and agreed that negotiations conducted in accordance with this paragraph (b) shall not constitute a violation of Section 5.4 (a).

(c)           PSIL shall immediately notify Parent after receipt of any Acquisition Proposal or any request for non-public information relating to PSIL in connection with an Acquisition Proposal or for access to the properties, books or records of PSIL by any person or entity that informs the general partner of PSIL that it is considering making, or has made, an Acquisition Proposal.  Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the Potential Acquiror and the terms and conditions of such proposal, inquiry or contact.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1.  Partners’ Approvals.  Subject to the fiduciary duties of the general partner of PSIL under applicable law, PSIL shall, as promptly as practicable, submit this Agreement and the Transactions for the approval and adoption by the holders of a majority of its partnership interests which are not held by the Principal or any of his affiliates (the “PSIL Partners’”), at a meeting of its partners (the “PSIL Partners’ Approval”).  Such meeting of partners shall be held as soon as practicable, and shall be referred to herein as the “Partners’ Meeting.”  PSIL shall provide written notice of the Partners’ Meeting to the PSIL Partners, and conduct the Partners’ Meeting, in compliance with all applicable partnership law and Securities Law.  All notices to be provided to the PSIL Partners with respect to the Partners’ Meeting or related to the Transactions shall be provided to Parent and Newco for their review at least two (2) business days before their transmittal.

Section 6.2.  Cooperation.  PSIL shall afford to the Parent and Newco and their respective accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, personnel, representatives of or contacts with governmental or regulatory authorities, agencies or bodies, commitments, and records (including, but not limited to, Tax Returns and any and all records or documents which are within the possession of governmental or regulatory authorities, agencies or bodies, and the disclosure of which PSIL can facilitate or control) and, such parties as its representatives may reasonably request. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of PSIL or with the performance of any of the employees of PSIL.  No investigation pursuant to this Section shall affect any representation or warranty made by any party.

Section 6.3.  License Agreements.  At the Closing, the Principal, CCORE and CFLP shall execute and deliver to Newco the New License Agreement.

Section 6.4.  Expenses and Fees.

(a)                                  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, unless otherwise agreed.

(b)                                 Notwithstanding (a) above, PSIL agrees to pay to Parent (i) a fee equal to $100,000 plus (ii) all documentable out-of-pocket costs and expenses reasonably incurred by Parent and Newco in connection with this Agreement and the transactions contemplated hereby, including without limitation, all attorney’s fees, accountant’s fee and broker’s and investment banker’s fees incurred in connection with this Agreement and the transactions contemplated hereby, if (A) PSIL terminates this Agreement pursuant to clause (v) of Section 9.1(a); (B) Parent terminates this Agreement pursuant to clause (iv) of Section 9.1(b); or (C) (1) Parent terminates this Agreement pursuant to clause (v) of Section 9.1(b) or PSIL terminates this Agreement pursuant to clause (vi) of Section 9.1(a), and (2) on January 21, 2004 (if a vote has not earlier been held at the Partners’ Meeting), or at the time of such failure to so approve the Transactions or this Agreement, there shall exist or have been proposed an Acquisition Proposal.

Section 6.5.  Agreement to Cooperate.

(a)                                  Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary, proper or advisable waivers, consents and approvals under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of PSIL and to lift any injunction or other legal bar to the Transactions (and, in such case, to proceed with the Transactions as expeditiously as possible).

(b)                                 In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto; provided, however, that in the event any such claim, action, suit, investigation or other proceeding is commenced against PSIL or any other party hereto by any governmental body or other person or other legal or administrative proceeding is commenced against PSIL or Principal, Parent shall have the right, at its own expense, to participate therein, and PSIL or Principal will not settle any such litigation without the consent of Parent, which consent will not be unreasonably withheld.

Section 6.6.  Public Statements.  The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement without the consent of the other party, which consent shall not be unreasonably withheld.

Section 6.7.  Notification of Certain Matters.  Each of the Principal, PSIL, Parent and Newco agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (a) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect (or in all respects in the case of any representation or warranty containing any materiality qualification) at any time from the date hereof to the Effective Time and (b) any material failure (or any failure in the case of any covenant, condition or agreement containing any materiality qualification) on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.8.  Additional Financing.  Within a reasonable period of time following the Closing, Newco will use its reasonable best efforts to obtain the financing required to promptly and reasonably develop, complete, test, and commercially exploit the Intellectual Property Rights.  It is the present intention of Newco to obtain financing of between $10 million and $20 million in the form of equity, debt or lease financing as soon as practicable following the Closing.  Notwithstanding the foregoing, Newco will not be considered in breach of this provision if after Closing it implements an alternative financing plan, or is unsuccessful in the implementation of its financing plan.

Section 6.9.  Dissolution.  PSIL will not dissolve or liquidate at any time after Closing without the consent of Newco, which consent may be given or withheld in its absolute and sole discretion.

Section 6.10.  Name Change.  At or prior to Closing, PSIL will change its name to a name that does not include the word “ProDril.”

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1.  Conditions to Each Party’s Obligation to Effect the Transactions.  The respective obligations of each party to effect the Transactions shall be subject to the fulfillment or waiver, if permissible, at or prior to the Effective Time of the following conditions:

(a)                                  no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Transactions shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

(b)                                 no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Transactions or make the consummation of the Transactions illegal;

(c)                                  the partners of CCORE shall have approved its participation in the Transactions as required pursuant to the partnership agreement of CCORE and in accordance with applicable partnership law; and

(d)                                 the PSIL Partners’ Approval shall have been obtained.

Section 7.2.  Conditions to Obligation of PSIL to Effect the Transactions.  Unless waived by PSIL, the obligation of PSIL to effect the Transactions shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a)                                  Parent and Newco shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Newco contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and PSIL shall have received a certificate executed on behalf of Parent by the President or a Vice President of Parent and on behalf of Newco by the President and Chief Executive Officer or a Vice President of Newco to that effect.

(b)                                 Newco shall have issued securities in exchange for a consideration to Newco of at least $1,000,000, less the balance of any amounts loaned by Parent to ProDril Services Incorporated prior to the Effective Time.

Section 7.3.  Conditions to Obligations of Parent and Newco to Effect the Transactions.  Unless waived by Parent and Newco, the obligations of Parent and Newco to effect the Transactions shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a)                                  PSIL, Principal, CFLP, and CCORE shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of PSIL, CFLP, CCORE and Principal contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Newco shall have received a certificate executed on behalf of PSIL, CFLP, and CCORE by the chief executive officer of the respective entity, or its general partner, and also by the Principal individually, to that effect;

(b)                                 Since August 31, 2003, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a Material Adverse Effect (other than changes or events due to the lack of funds to meet PSIL’s ongoing obligations which are promptly disclosed with advance written notice to Newco);

(c)                                  Parent shall have received a legal opinion, in form reasonably satisfactory to Parent concerning the enforceability of the agreements executed by PSIL, CFLP, and CCORE at Closing and that this Agreement, and that manner of its adoption and approval by the directors of PSIL and the PSIL Partners comply with the requirements of the applicable partnership law;

(d)                                 The Principal shall have entered into an employment agreement with Newco in form reasonably satisfactory to Newco;

(e)                                  All third party consents required to the consummation of the Transactions described in the Disclosure Schedule relating to any permit, license or agreement shall have been obtained; and

(f)                                    Newco shall have acquired substantially all of the assets of ProDril Services Incorporated pursuant to terms and conditions acceptable to Newco.

ARTICLE VIII

INDEMNIFICATION

Section 8.1.  Indemnification of Newco.  PSIL, CCORE, CFLP, and the Principal each agree to jointly and severally indemnify Parent and Newco (including their respective officers, directors, employees and agents) against, and hold each of them harmless from and against, any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments and expenses (including, without limitation, reasonable attorneys’ fees) (“Indemnified Amounts”) incurred by the indemnified party as a result of (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of CFLP, CCORE, the Principal, or PSIL in this Agreement, (b) any violation or breach by the Principal, CFLP, CCORE, or PSIL or default by the Principal, CFLP, CCORE or PSIL under the terms of this Agreement or (c) any liabilities or obligations of PSIL other than the Assumed Liabilities.  The indemnified party shall be entitled to recover its reasonable and necessary attorneys’ fees and litigation expenses incurred in connection with successful enforcement of its rights under this Section.

Section 8.2.  Indemnification of Companies.  Parent and Newco will indemnify PSIL against, and hold it harmless from and against, any and all Indemnified Amounts incurred by PSIL (and its officers, directors, employees, and agents) as a result of (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of Parent or Newco in this Agreement, (b) any violation or breach by Parent or Newco of or default by Parent or Newco under the terms of this Agreement, and (c) the Assumed Liabilities.  PSIL shall be entitled to recover their reasonable and necessary attorney’s fees and litigation expenses incurred in connection with successful enforcement of their rights under this Section.

Section 8.3.  Procedure.  The defense of any claim, action, suit, proceeding or investigation subject to indemnification under this Article shall be conducted by the indemnifying party.  If the indemnifying party fails to conduct such defense, the indemnified parties may retain counsel satisfactory to them and the indemnifying party shall pay all reasonable fees and expenses of such counsel for the indemnified parties promptly as statements therefor are received.  The party not conducting the defense will use reasonable efforts to assist in the vigorous defense of any such matter, provided that such party shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld.  Any indemnified party wishing to claim indemnification under this Article VIII, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the indemnifying party (but the failure so to notify a party shall not relieve such party from any liability which it may have under this Article VIII except to the extent such failure materially prejudices such party).  If the indemnifying party is responsible for the attorneys’ fees of the indemnified parties, then the indemnified parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified parties.

Section 8.4.  Survival.  Except as set forth in the following sentence, the representations, warranties and indemnities set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and shall survive (subject to any applicable statute of limitations with respect to any claim by a third party) the Closing until the third anniversary of the Closing Date.  The period during which the representations and warranties survive pursuant to this section is referred to herein with respect to such representations and warranties as the “Survival Period”.  After the expiration of the applicable Survival Period, the representations and warranties shall thereafter terminate and be of no further force and effect unless a written notice asserting a claim shall have been made pursuant to this Article VIII within the Survival Period with respect to such matter.  Any claim for indemnification made during the Survival Period shall remain in effect for purposes of such indemnification notwithstanding such claim may not be resolved within the Survival Period.  The indemnification obligations under this Article VIII shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence of the indemnified party.  The rights of the parties to indemnification under this Article VIII shall not be limited due to any investigations heretofore or hereafter made by such parties or their representatives, regardless of negligence in the conduct of any such investigations.  The representations, warranties and covenants and agreements made by the parties shall not be deemed merged into any instruments or agreements delivered in connection with the Closing or otherwise in connection with the transactions contemplated hereby.  The sole remedy of a party hereto for any claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments and expenses relating to the Transactions shall be indemnification under this Article VIII.

ARTICLE IX

MISCELLANEOUS

Section 9.1.  Termination.  This Agreement may be terminated at any time prior to the Closing, as follows:

(a)           PSIL shall have the right to terminate this Agreement:

(i)            if the representations and warranties of Parent and Newco shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of the subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 30 days after written notice of such failure is given to Parent by PSIL;

(ii)           if the Transactions are not completed by January 21, 2004 (provided that the right to terminate this Agreement under this

Section 9.1(a)(ii) shall not be available to PSIL if the failure of PSIL to fulfill any obligation to Parent or Newco under or in connection with this Agreement has been the cause of or resulted in the failure of the Transaction to occur on or before such date);

(iii)          if the Transactions are enjoined by a final, unappealable court order;

(iv)          if Parent or Newco (a) fail to perform in any material respects any of their covenants (or in all respects in the case of any covenant containing any materiality qualification) in this Agreement, and (b) do not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 30 days after written notice of such default is given to Parent and Newco by PSIL;

(v)           if (a) PSIL receives an offer from any third party (excluding any affiliate of PSIL or any group of which any affiliate of PSIL is a member) with respect to a merger, sale of substantial assets or other business combination involving PSIL, (B) PSIL’s general partner determines in good faith that such offer constitutes an Acquisition Proposal which, if consummated pursuant to its terms, would result in a transaction more favorable to the PSIL Partners than the Transactions (a “Superior Proposal”) and resolves to accept such Superior Proposal, and (C) PSIL shall have given Parent two (2) days’ prior written notice of its intention to terminate this Agreement pursuant to this provision, provided that termination shall not be effective until such time as the payment required by Section 6.4(b) shall have been received by Parent; or

(vi)          if the PSIL Partners’ Approval shall not have been obtained by January 21, 2004.

(b)           Parent or Newco shall have the right to terminate this Agreement:

(i)            if the representations and warranties of PSIL shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 30 days after written notice of such failure is given to PSIL by Newco;

(ii)           if the Transactions are not completed by January 21, 2004 (provided that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to Newco if the failure of Parent or Newco to fulfill any obligation to PSIL under or in connection with this Agreement has been the cause of or resulted in the failure of the Transactions to occur on or before such date);

(iii)          if PSIL (a) fails to perform in any material respect (or in all respects in the case of any covenant containing any materiality qualification) any of its covenants in this Agreement, and (b) does not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 30 days after notice of such default is given to PSIL by Newco;

(iv)          If the general partner of PSIL shall have (A) recommended to the PSIL Partners to accept a Superior Proposal, or resolved to do so; or (B) withdrawn, modified or changed the recommendation of this Agreement or the Transactions in a manner adverse to Parent or Newco shall have resolved to do so, other than in connection with the exercise of the rights of PSIL to terminate this Agreement under Section 9.1(a)(i) or 9.1(a)(iv) as a result of a material breach of a representation, warranty or covenant; or

(v)           If the PSIL Partners’ Approval shall not have been obtained by January 21, 2004.

(c)           The general partner of PSIL, Newco, and Parent, mutually agree.

Section 9.2.  Effect of Termination.  In the event of termination of this Agreement by pursuant to the provisions of Section 9.1, this Agreement shall forthwith become void and there shall be no further obligations on the part of PSIL, Parent, Newco, CCORE, CFLP or their respective officers or directors, or the Principal (except as set forth in this Section 9.2 and in Sections 6.4 and 9.9, all of which shall survive the termination).  Nothing in this Section 9.2 shall relieve any party from liability for any breach of this Agreement.

Section 9.3.  Remedies.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding in addition to any other relief to which it or he may be entitled at law or equity.

Section 9.4.  Notices.  All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given: (i) when delivered personally during a business day to the appropriate location described below or telefaxed to the telefax number indicated below, or (ii) five (5) business days after the posting thereof by United States first class, registered or certified mail, return receipt requested, with postage fee prepaid and addressed:

If to Parent or Newco:	808 Travis Street
Suite 850
Houston, Texas 77002
Telefax No. (713) 224-6361

With a copy to:	Casey W. Doherty
Doherty, Doherty & Adams, L.L.P.
1717 St. James Place, Suite 520
Houston, Texas 77056
Telefax No. (713) 572-1001

If to PSIL, CFLP, CCORE
or the Principal:	4239 Pat O’Hara Mountain Drive
Cody, Wyoming 82414-9205
Telefax No. (307) 587-2595

With a copy to:	Bill Stone
Scheef & Stone, L.L.P.
5956 Sherry Lane, Suite 1400
Dallas, Texas 75225

Telefax No. (214) 706-4242

Section 9.5.  Successors.  This Agreement shall be binding upon each of the parties upon their execution, and inure to the benefit of the parties hereto and their successors and assigns.

Section 9.6.  Severability.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument.

Section 9.7.  Section Headings.  The section headings used herein are descriptive only and shall have no legal force or effect whatsoever.  Except to the extent the context specifically indicates otherwise, all references to articles and sections refer to articles and sections of this Agreement, and all references to the exhibits and schedules refer to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes.

Section 9.8.  Gender.  Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall include the plural and conversely.

Section 9.9.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, U.S.A., applicable to agreements and contracts executed and to be wholly performed there, without giving effect to the conflicts of law principles thereof.  Exclusive venue for any action brought hereunder shall lie in Harris County, Texas.

Section 9.10.  Multiple Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

Section 9.11.  Waiver.  Any waiver by either party to be enforceable must be in writing and no waiver by either party shall constitute a continuing waiver.

Section 9.12.  Entire Agreement.  This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

Section 9.13.  No Assumption Against Draftsman.  Each party hereto has been represented by counsel with respect to the negotiation and drafting of this Agreement and all related documents.  Accordingly, each party agrees that ambiguities with respect to any language contained herein or therein shall not be resolved against the drafting party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first set forth above.

PARTICLE DRILLING, INC.

By:	/s/ Prentis Tomlinson
Prentis Tomlinson, Chief Executive Officer

PRODRIL PARTNERS LLC

By:	/s/ Prentis Tomlinson
Prentis Tomlinson, Chief Executive Officer

PRODRIL SERVICES INTERNATIONAL
LIMITED, a Texas limited partnership

By:	LTL65429, L.P.,
a Texas limited partnership (its general
partner)

	By:	/s/ Harry B. Curlett
Harry B. Curlett, General Partner

PRINCIPAL:

/s/ Harry B. Curlett

Harry B. Curlett

CCORE TECHNOLOGY AND LICENSING,
LTD., a Texas limited partnership

By:		/s/ Harry B. Curlett
Harry B. Curlett, General Partner

CURLETT FAMILY LIMITED
PARTNERSHIP, LTD.,
A Wyoming limited partnership

By:	Patriarch, LLC, a Wyoming limited liability
Company (its general partner)

	By:	/s/ Harry B. Curlett
Harry B. Curlett, Manager